FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 27, 2012	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

WASHINGTON TOWNSHIP, NJ, July 27, 2012 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended June 30, 2012.

Parke Bancorp reported net income available to common shareholders of $1.6 million, or $0.30 per diluted common share, for the June 30, 2012 quarter, compared to net income of $1.9 million, or $0.35 per diluted common share, reported for the quarter ended June 30, 2011, a decrease of 15.7%. The following is a recap of significant items that impacted the second quarter of 2012 compared to the same quarter last year: a $363,000 decrease in net interest income primarily attributable to lower loan volumes offset by a lower cost of deposits; a $537,000 loss on other real estate owned (“OREO”) related to the sale of a property and the write-down in the carrying values of 5 other properties; increased OREO expenses and other loan related expenses of $513,000 resulting from a higher level of properties owned as a result of  foreclosure or deed in lieu of foreclosure and a $1.3 million decrease in income tax expense due to lower earnings and the change to an alternative tax methodology for bank owned life insurance (“BOLI”) income whereby it is treated on a tax free basis. Net income available to common shareholders year-to-date was $3.1 million or $0.58 per diluted common share, compared to $3.9 million, or $0.71 per diluted common share, reported for the six months ended June 30, 2011, a decrease of 20.4%.

At June 30, 2012, Parke Bancorp's total assets had decreased to $788.5 million from $790.7 million at December 31, 2011, a decrease of $2.2 million or 0.3%, with decreases in total loans offset by increased levels of cash and cash equivalents and investment securities.

Parke Bancorp's total loans decreased to $604.9 million at June 30, 2012 from $625.1 million at December 31, 2011, a decrease of $20.2 million or 3.2%.

At June 30, 2012, Parke Bancorp had $42.9 million in non-performing loans representing 5.4% of total assets, a decrease from $43.2 million at March 31, 2012.

Loans past due 30 to 89 days were $6.0 million at June 30, 2012, a decrease of $7.5 million from the previous quarter.

At June 30, 2012, Parke Bancorp's allowance for loan losses was $18.3 million. The ratio of allowance for loan losses to total loans decreased to 3.0% at June 30, 2012 from 3.1% at December 31, 2011. The ratio of allowance for loan losses to non-performing loans was 42.7% at June 30, 2012, compared to 43.5% at December 31, 2011. During the quarter Parke Bancorp recorded net charge-offs of $1.3 million, primarily due to estimated collateral deficiencies on impaired loans.

Parke Bancorp's total investment securities portfolio increased to $25.5 million from $24.5 million at December 31, 2011, an increase of $1.0 million or 3.8%.

OREO at June 30, 2012 was $26.7 million, compared to $19.4 million at December 31, 2011. The real estate owned consisted of 26 properties, the largest being a condominium development recorded at $12.8 million.

At June 30, 2012, Parke Bancorp's total deposits were $658.7 million up from $634.8 million at December 31, 2011, an increase of $23.9 million or 3.8%. The increase is a result of continued strong performance in our retail deposit marketing efforts.

Parke Bancorp's total borrowings decreased to $43.9 million from $74.0 million at December 31, 2011, a decrease of $30.1 million or 40.6%.

Parke Bancorp's total equity increased to $80.1 million at June 30, 2012 from $77.3 million at December 31, 2011, an increase of $2.8 million or 3.6% due to the retention of earnings from the year.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We are pleased to report that Parke Bank continues to generate strong core earnings, with careful control of our expenses combined with lower funding costs. Challenges in the real estate market persist in the nation and the region. As we move through the difficult legal system to obtain ownership of a foreclosed property increased costs continue to be incurred. We have seen an increase in activity in the sale of troubled real estate therefore, once we obtain the property we will continue to execute on a strategy to dispose of the real estate and improve our balance sheet. Continued low loan interest rates have put additional pressure on our Net Interest Margin, which will continue and possibly worsen over the next 12 to 18 months. Our small business lending remains strong; however, the competition for quality new loans is increasing. Parke Bank remains focused on building a strong bank that meets the many challenges of the current economic environment while continuing to generate a strong return on investment to our shareholders.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	June 30, 2012	December 31, 2011	% Change
	(in thousands)
Total Assets	$788,550	$790,738	-0.3%
Cash and cash equivalents	118,979	110,228	7.9%
Investment securities	25,477	24,549	3.8%
Loans, net of unearned income	604,877	625,117	-3.2%
Deposits	658,730	634,855	3.8%
Borrowings	43,932	74,010	-40.6%
Total equity	80,081	77,273	3.6%

Operating Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Return on average assets	0.95%	1.17%	0.93%	1.20%
Return on average common equity	9.99%	12.87%	9.88%	13.61%
Interest rate spread	4.09%	4.50%	4.11%	4.41%
Net interest margin	4.21%	4.64%	4.23%	4.57%
Efficiency ratio	47.36%	35.17%	43.15%	32.96%

Asset Quality Data
	June 30, 2012	December 31, 2011
	(in thousands)
Allowance for loan losses	$18,325	$19,323
Allowance for loan losses to total loans	3.03%	3.09%
Non-accrual loans	$42,874	$44,459
OREO	$26,727	$19,410

Statements of Income Data
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)

Interest and dividend income	$9,676	$10,431	$19,530	$20,638
Interest expense	1,920	2,312	3,934	4,719
Net interest income	7,756	8,119	15,596	15,919
Provision for loan losses	2,050	2,100	4,300	4,500
Net interest income after provision for loan losses	5,706	6,019	11,296	11,419
Non-interest income	407	1,120	1,490	3,614
Non-interest expense	3,866	3,262	7,373	6,457
Income before income taxes	2,247	3,877	5,413	8,576
Provision for income taxes	257	1,564	1,529	3,444
Net income attributable to Company and noncontrolling (minority) interests	1,990	2,313	3,884	5,132
Net income attributable to noncontrolling (minority) interests	(141)	(169)	(248)	(696)
Net income attributable to Company	1,849	2,144	3,636	4,436
Preferred stock dividend and discount	253	250	504	499
Net income available to common shareholders	1,596	1,894	3,132	3,937

Basic income per common share	0.30	0.35	0.58	0.73
Diluted income per common share	0.30	0.35	0.58	0.71

Weighted shares - basic	5,375,792	5,374,561	5,375,176	5,374,561
Weighted shares - diluted	5,380,374	5,454,113	5,379,758	5,513,923